UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas W. Luce III
   5950 Berkshire Lane, Suite 1060
   TX, Dallas  75201-4685
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/17/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |9/17/ |M   | |39778             |A  |$9.26      |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/17/ |S   | |39778             |D  |$26.801    |0                  |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/17/ |P   | |15000             |A  |$26.97     |                   |I     |Employer Retirement Plan   |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/17/ |P   | |15000             |A  |$26.99     |                   |I     |Employer Retirement Plan   |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/17/ |P   | |9778              |A  |$27.05     |39778              |I     |Employer Retirement Plan   |
                           |2002  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$9.26   |9/17/|M   | |39778      |D  |1    |7/18/|Common Stock|39778  |n/a    |0           |D  |            |
ions                  |        | 2002|    | |           |   |     |2007 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$28.24  |     |    | |           |   |2    |7/19/|Common Stock|       |       |28330       |D  |            |
ions                  |        |     |    | |           |   |     |2011 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$28.899 |     |    | |           |   |3    |7/17/|Common Stock|       |       |26096       |D  |            |
ions                  |        |     |    | |           |   |     |2008 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$43.91  |     |    | |           |   |4    |7/16/|Common Stock|       |       |17957       |D  |            |
ions                  |        |     |    | |           |   |     |2009 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Nonqualified Stock Opt|$52.1563|     |    | |           |   |5    |7/20/|Common Stock|       |       |18599       |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Currently exercisable.
2. Exercisable in accordance with the following schedule: 5,666 shares on 7/19 of each year from 2002 through 2006.
3. Exercisable in accordance with the following schedule: 20,876 shares currently exercisable and 5,220 shares on 7/17/03.
4. Exercisable according to the following schedule: 3,590 shares on 7/16/00, 3, 592 shares on 7/16/01, 7/16/03 and 7/16/05 and 3,591 shares on 7/16/02.
5. Exercisable in accordance with the following schedule: 3,719 shares on 7/20 of 2001 and 2003, 3,720 shares 7/20 of 2002 and 2004 and 3,721shares on
7/20/2005.